EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT by and between UnumProvident Corporation, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee (the “Company”), and Thomas R. Watjen (the “Executive”) dated as of March 31, 2003.

WHEREAS, the Executive currently serves as a senior executive officer of the Company pursuant to this Agreement as first entered into effective January 1, 2002;

WHEREAS, the Company recognizes the Executive’s substantial contribution to the growth and success of the Company, desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company, which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s senior management in the best interests of the Company and its shareholders;

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.

Term of Agreement.   The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the date hereof (the “Effective Date”) and ending on the second anniversary of the Effective Date (the “Initial Term”). Beginning on the second anniversary of the Effective Date, the Initial Term shall be automatically extended for successive two-year terms unless either the Company or the Executive shall give (in accordance with Section 11(b)) the other party written notice (a “Notice of Non-Renewal”) at least ninety (90) days but not more than one hundred and twenty (120) days prior to the expiration of such term of intention not to extend this Agreement.

2.

Terms of Employment.

(a)

Position and Duties.

(i)

The Executive shall serve as Vice Chairman and Chief Operating Officer of the Company, as a publicly held company, and as President and Chief Executive Officer for an interim period beginning March 31, 2003 (or such later date as may be determined by the Company’s Board of Directors (the “Board”)) and ending at such time as another person assumes the title and responsibilities of Chief Executive Officer of the Company or such earlier time as the Board may determine (the “Interim Period”), with the appropriate authority, duties and responsibilities attendant to such positions, it being understood that from time to time the scope of such authority, duties and responsibilities will vary depending upon such matters as acquisitions, dispositions and the evolving organizational structure of the Company. It is understood that, following the Interim Period, the new Chief Executive Officer or the Board may reassign the Executive to another position reasonably related to his qualifications (the “Transition Position”) for a period of up to one year (the “Transition Period”), as determined by the Board in consultation with the new Chief Executive Officer.

(ii)

Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform such responsibilities. It shall not be a violation of this Agreement for the Executive to (A) serve, with prior approval of the Board, on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)

Compensation.

(i)

Annual Base Salary.   The Executive shall receive an annual base salary (“Annual Base Salary”) of $900,000, effective March 31, 2003. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)

Annual Bonus.   The Executive shall be eligible to receive an annual bonus (“Annual Bonus”) with a target level of not less than 100% of Annual Base Salary, or such greater amount as determined from time to time by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) (the “Target Bonus Amount”). It is understood that “Annual Bonus” does not include any special or supplemental bonuses that may be awarded from time to time by the Company.

(iii)

Incentive Awards.   Annual equity grants or cash awards in lieu thereof may be made by the Compensation Committee based upon competitive market analyses and such other factors it may deem appropriate.

(iv)

Deferred Compensation.   The Company shall credit to a deferred compensation account maintained on its books in the name of the Executive an additional annual deferred payment (and interest, if any, as determined by the Compensation Committee) (the “Deferred Compensation”) in an amount determined by the Compensation Committee in any year in which the Company meets or exceeds its performance targets under its long-term incentive program for officers of the Company and the Compensation Committee determines that Deferred Compensation is appropriate. The Deferred Compensation amount shall be paid to the Executive on the third anniversary of the date it was first credited; provided, however, that payment of all or portions may be accelerated to an earlier anniversary date as specified by the Compensation Committee based on the achievement of individual performance goals.

(v)

Other Employee Benefit Plans.   Except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs (including relocation programs and policies intended to reimburse the Executive in respect of state and local income taxes imposed by jurisdictions where the Executive does not reside and attributable to compensation paid by the Company) (collectively, “Employee Benefit Plans”) applicable to senior executive officers of the Company.

(vi)

Retirement Benefit.   The Executive shall be entitled to a minimum annual retirement benefit payable monthly (the “Retirement Benefit”) determined as set forth in Attachment A. In addition, the Executive shall be entitled to post-retirement welfare benefit plan coverage pursuant to the terms of the applicable Company plans to the extent such coverage is provided by the Company. In determining the Executive’s eligibility for and entitlements to post-retirement welfare benefits, the Executive shall receive full credit for all of his years of service with the Company for all purposes; provided, however, that for purposes of the Company’s postretirement medical plans, the Executive shall receive credit for his years of service with the Company pursuant to the terms of such plans.

(vii)

Other Perquisites.   The Executive shall be entitled for up to forty (40) hours per year for his personal use of the Company’s aircraft and up to $12,000 for the Executive’s charitable gifts made to institutions whose primary activities benefit the communities in which the Company has business operations other than the community in which the Executive maintains his business residence. In addition, the Company shall pay the Executive such amount as is necessary to reimburse the Executive for any federal, state and local income taxes payable by the Executive with respect to income recognized in regard to the foregoing perquisites, such that the Executive will be in the same after-tax position as if no such reimbursements had been paid.

3.

Termination of Employment.

(a)

Death or Disability.   The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 90th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 90 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall be determined in accordance with the Company’s policy, or shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for any twelve-month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, whichever is more favorable to the Executive.

(b)

Cause.   The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)

the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company (“CEO”) which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed the Executive’s duties, or

(ii)

the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

(iii)

conviction of a felony or a guilty or nolo contendere plea by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose

(after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)

Good Reason.   The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the following events, provided, however, that clauses (i) through (v) shall constitute Good Reason only in the absence of the written consent of the Executive:

(i)

the assignment to the Executive of any duties inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided, however, that the reassignment of the Executive to the Transition Position shall not constitute Good Reason unless such reassignment occurs after a Change in Control;

(ii)

any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement (including, but not limited to, any reduction in Annual Base Salary), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)

any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement, or any failure to renew this Agreement;

(iv)

any failure by the Company to comply with and satisfy Section 9(c) of this Agreement; or

(v)

any required relocation of the Executive, provided that no required relocation shall be considered to constitute Good Reason unless it occurs during the CIC Period (as defined in Section 4(a)(i)).

Notwithstanding the foregoing, (x) placing the Executive on a paid leave for up to 30 days, pending the determination of whether there is a basis to terminate the Executive for Cause, shall not constitute a Good Reason event; (but if the Executive is subsequently terminated for Cause, then the Executive shall repay any amounts paid by the Company to the Executive during such paid leave period), (y) during the thirty (30) day period immediately following the Transition Period, if the Executive has not been offered the permanent Chief Executive Officer position, the Executive may resign and such resignation shall be deemed to be for Good Reason, and (z) a Notice of Termination for Good Reason given by the Executive shall constitute a notice of resignation of all elected positions the Executive may hold with the Company or any of its subsidiaries or affiliates (including, but not limited to, all directorships), effective as of the Date of Termination (regardless of whether the Notice of Termination expressly states that the Executive is resigning from such elected positions).

(d)

Change in Control.   For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:

(i)

during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(ii)

any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company of any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) a transaction (other than one described in (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (ii);

(iii)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)

the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(e)

Notice of Termination.   Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f)

Date of Termination.   “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within 90 days of such notice, (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, 90 days after giving such notice, (iv) if the Executive’s employment is terminated by the Executive, 90 days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such 90-day period or accelerate the Date of Termination, and (v) if the Executive’s employment is terminated pursuant to a Notice of Non-Renewal, the date specified in Section 1 as the end of the two-year term in which such notice is provided.

4.

Obligations of the Company upon Termination.

(a)

Good Reason; Other Than for Cause, Death or Disability.   If, the Company shall terminate the Executive’s employment (including a termination pursuant to a Notice of Non-Renewal under Section 1) other than for Cause or Disability, or the Executive shall terminate employment for Good Reason, this Agreement shall terminate without further obligation to the Executive other than:

(i)

the Company shall pay to the Executive (x) if such termination occurs during the two-year period after a Change in Control (such two-year period being hereafter referred to as the “CIC Period”) or during the twelve (12) month period after the Company enters into an agreement that would constitute a Change in Control (the date of such agreement being a “Potential Change in Control” and such period being hereinafter referred to as the “Potential CIC Period”), in a lump sum in cash within ten (10) days after the Date of Termination, and (y) if such termination occurs any other time, in equal monthly payments during the eighteen (18) months commencing on the Date of Termination:

A.

the product of three (3) times the sum of (x) the highest annual bonus paid to the Executive for any of the three (3) years prior to the Date of Termination (the “Recent Annual Bonus”) and (y) the Executive’s Annual Base Salary;

B.

the sum of (x) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (y) the product of (1) the Recent Annual Bonus multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the “Accrued Obligations”);

C.

the Deferred Compensation; and

D.

a lump sum cash payment equal to the difference between (x) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which the Executive was eligible for participation at the time of termination of employment, assuming the Executive had accumulated three (3) additional years of employment, and (y) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which the Executive was eligible for participation at the time of termination of employment.

(ii)

the Company shall continue to provide, for a period of three (3) years following the Executive’s Date of Termination, the Executive (and the Executive’s dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control or Potential Change in Control); provided that, if the Executive cannot continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder.

(iii)

if termination occurs during the CIC Period or Potential CIC Period, all stock options, restricted stock awards and other equity based awards granted after July 1, 1999 (the “Equity Awards”) shall vest (and such options shall remain exercisable for a period of two (2) years or the earlier expiration of their initial term), otherwise, the Equity Awards will expire as provided under the terms of their applicable agreements; and

(iv)

to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)

Death or Disability.   If the Executive’s employment is terminated by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive’s legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of the Deferred Compensation, the Accrued Obligations, the timely payment or provision of Other Benefits, and the Retirement Benefit. In addition, the Equity Awards shall vest immediately and stock options shall remain exercisable for a period of at least three (3) years or the earlier expiration of their initial term. Deferred Compensation and Accrued Obligations shall be paid to the Executive, the Executive’s legal representatives, as applicable, in a lump sum in cash within 30 days of the Date of Termination. If, however, the Executive’s employment is terminated by reason of accidental death after a Notice of Termination given either by the Executive for Good Reason or by the Company other than for Cause, the Company shall also pay to the Executive’s legal representatives in one lump sum the amounts specified in Sections 4(a)(i)(A) and (B).

(c)

Cause; Other than for Good Reason.   If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and, (ii) the Other Benefits.

5.

Non-exclusivity of Rights.   Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Sections 1 and 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

6.

Full Settlement.   Except as provided in this Section 6, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement; provided, however, if a Change in Control has not occurred, the payments owed to the Executive under Section 4(a) herein shall be reduced by any amounts earned by the Executive if the Executive earns more than $200,000 from subsequent employment as a consultant, officer or employee during the eighteen (18) month period commencing on the Date of Termination. The Executive will provide such information as the Company may reasonably request regarding such employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

7.

Certain Additional Payments by the Company.

(a)

Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)

Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five (5) days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)

give the Company any information reasonably requested by the Company relating to such claim,

(ii)

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)

cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)

permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)

If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

8.

Competition; Confidential Information.

(a)

During the term of this Agreement, the Executive shall not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is deemed to be a competing business. For the purposes of this Agreement, a “competing business” shall be any business which is a significant competitor of the Company or any of its subsidiaries, or which the Company reasonably determines may become a significant competitor, unless the Executive’s primary duties and responsibilities with respect to such business are not related to the management or operation of disability insurance or complementary special risk products and services in any country where the Company or any of its subsidiaries is conducting business.

(b)

If the Executive engages in any activity described in Section 8(a) or, breaches Section 8(c), or solicits (as defined below) any employee of the Company or any of its subsidiaries after the Date of Termination and during the period in which he is receiving payments pursuant to Section 4(a)(i) (any such event a “Forfeiture Event”), then all such payments shall immediately cease, the Executive shall forfeit his rights under Section 4 of this Agreement and all outstanding Equity Awards shall terminate and cease to be exercisable as of such date. In addition, the Executive shall remit to the Company in cash an amount equal to the income recognized on the exercise of any stock options during the 90-day period prior to Forfeiture Event. For purposes of this Agreement, “solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any employee of the Company or any of its subsidiaries, in any manner, to resign from the Company or to apply for or accept employment with any person or entity. For purposes of implementing this provision, the Executive shall notify the Company in advance of undertaking any employment, consulting or other relationship with any business during the eighteen-month period after the Date of Termination. This Section 8(b) shall cease to apply upon the occurrence of a Change in Control.

(c)

The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

(d)

Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

(e)

The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Section 8(a), (b) or (c). The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.

(f)

The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 8 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g)

The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 2 or 4 would not have been promised in the absence of the Executive’s promises under this Section 8.

9.

Successors.

(a)

This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)

This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.

Disputes.

(a)

Mandatory Arbitration.   Subject to the provisions of this Section 10, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award) and (iii) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs.

(b)

Injunctions and Enforcement of Arbitration Awards.   The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction to enforce any arbitration award under Section 10(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 10(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 8. The Executive agrees that (i) violating any part of Section 8(a), 8(b) or 8(c) would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 8(a), 8(b) or 8(c), (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 8(a) or Section 8(c) would be difficult to calculate and that remedies at law would be inadequate.

(c)

Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

11.

Miscellaneous.

(a)

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Thomas R. Watjen
P.O. Box 281
Lookout Mountain, TN 37350

If to the Company:
UnumProvident Corporation
1 Fountain Square
Chattanooga, TN 37402
Attention: Chief Administrative Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)

The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)

The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(vi) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)

From and after the Effective Date this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof.

12.

General Release.   All payments under this Agreement to be made in connection with the Executive’s termination of employment will be conditioned on the Executive signing a general form of release substantially in the form attached hereto as Exhibit A.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE
/s/ THOMAS R. WATJEN

UNUMPROVIDENT CORPORATION
/s/ C. WILLIAM POLLARD

Date    March 31, 2003

ATTACHMENT A

The Retirement Benefit shall be the benefit provided under the Unum Corporation Senior Executive Retirement Plan (the “Plan”) as amended and restated effective January 1, 1997 to Schedule B Participants (as such term is defined under the Plan) with the following modifications:

•

To the extent that any portion of the Plan incorporates by reference a provision of the Qualified Plan (as such term is defined under the Plan), such provision of the Qualified Plan as in effect from time to time shall be applied in determining the Retirement Benefit. In the event such provision includes any grandfathering, protection of accrued benefits or any special transition provision, these modifications should also be applied.

•

For purposes of calculating the Retirement Benefit, the Executive shall be considered to be fully vested in his benefit regardless of his age upon termination, and for purposes of the computation of the lump-sum benefit payable in accordance with Section 4(a)(i)(D) of this Employment Agreement, it shall be assumed that his retirement date is the later of his age upon termination or the earliest retirement date specified under the Plan.

•

The proviso contained in the first paragraph of Section 3.3 of the Plan regarding disallowance of certain service credit for purposes of determining retirement benefits for Schedule B Participants shall be ignored.

•

The proviso in Section 3.4(a) of the Plan with regard to the disallowance of certain service credit for purposes of determining Disability Retirement Benefits (as such term is defined in the Plan) shall be ignored.

For the avoidance of doubt the Retirement Benefit (including the lump-sum benefit payable in accordance with Section 4(a)(i)(D)) of this Employment Agreement) shall be calculated according to the following methodology:

Thomas R. Watjen

Employment Agreement Retirement Benefit

Employee Data:

Date of Birth
Employment Date
Date of Termination
Age at Termination
Benefit Commencement Date (of Annual Retirement Benefit)
Age at Benefit Commencement (not earlier than age 55)

Earnings (based on qualified plan pensionable earnings, but without regard to IRC 401(a)(17) limit on compensation, plus amounts deferred under any nonqualified deferred compensation plan)

Five Year Final Average Earnings (FAE)
(based on qualified plan definition; current definition is highest five calendar year earnings during the last ten consecutive calendar years of employment)

Service
Maximum service recognized is 20 years.

Retirement Benefit:

(1)

Gross Annual Retirement Benefit
(2.5% x Service (max 20 years) x FAE)

(2)

Early Retirement Reduction Factor at Benefit Commencement Age
(5% reduction per year from age 60)

(3)

Gross Annual Retirement Benefit, Reduced for Early Retirement
[(1) x (2)]

Reductions:

(4)

Annual Pension Plan Benefit

(5)

Annual Supplemental Plan Benefit (Nonqualified)

(6)

Social Security Benefit (Age 65 benefit calculated based on social security wage and benefit levels as of termination of employment, and assuming zero participant earnings after termination. This offset is applied to monthly payments due after the month in which the participant attains age 65 (no offset prior to 65).)

(7)

(a) Annual Retirement Benefit, Net of Reductions, Payable Prior to and Including Month in Which Participant Attains Age 65
(Single Life Annuity)
[(3) – (4) – (5)]

(b) Annual Retirement, Net of Reductions, Payable Beginning in Month After Attainment of Age 65
[(3) – (4) – (5) – (6)]

EXHIBIT A

GENERAL RELEASE

For and in consideration of the payment, mutual promises, covenants, and agreements made by and between you and UnumProvident in the Agreement dated as of March 31, 2003, to which this General Release is attached as Exhibit A, you unconditionally and generally release UnumProvident from each and every action, claim, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom, that you had, have, or might hereafter claim to have against UnumProvident or any employee, agent, successor or predecessor of UnumProvident at common law, public policy or otherwise, particularly including, but not by way of limitation, the following: all claims for personal injury, including negligent infliction of emotional distress; any claim arising under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Fair Labor Standards Act; the National Labor Relations Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the False Claims Act; the Occupational Safety and Health Act; the Worker Adjustment and Retraining Notification Act; the Employment Retirement Income Security Act of 1974 (save for a benefit claim as provided below); any other federal, state or local law dealing with discrimination in employment on the basis of sex, race, color, national origin, religion, disability, age, sexual orientation or any other grounds; any claim for unpaid compensation or unpaid bonus; any claim for wrongful discharge or breach of contract; and any other claims based on tort, whether based on common law, public policy or otherwise. It is your intent to release all claims of every nature and kind whether known or unknown, accrued or unaccrued, which you may have against UnumProvident as of the date of the execution of this General Release.

It is expressly understood and agreed by you that this General Release does not include your vested rights, if any, in the Unum Corporation Senior Executive Retirement Plan, UnumProvident Corporation Supplemental Pension Plan, UnumProvident Pension Equity Plan or in the UnumProvident 401(k) Retirement Plan, any other rights you may have to benefits under UnumProvident’s welfare benefit plans, any rights you may have to coverage under UnumProvident’s professional liability insurance policies, including any directors and officers liability insurance, or any vested rights you may have under a stock option or long term incentive plan, or any rights to deferred compensation. Such retirement plan, welfare plan, stock options or deferred compensation rights survive unaffected by this release, subject to the laws and plan documents governing those plans. This General Release does not include any rights or claims against UnumProvident or those associated with UnumProvident that you may have which arise after the date you sign the General Release, or any claim that you may have to unemployment compensation or workers’ compensation benefits, or any claim you may have to indemnification in accordance with the provisions of the UnumProvident Corporation Certificate of Incorporation or Bylaws.

EXECUTIVE

Name:

Date:

UNUMPROVIDENT CORPORATION

Name:
Title:
Date: